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                                    UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C.  20549

                                    SCHEDULE 13G

                     UNDER THE SECURITIES EXCHANGE ACT OF 1934
                      (AMENDMENT NO.                       )*

                           TOTAL CONTROL PRODUCTS, INC. (TCPS)
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                                   (Name of Issuer)

                                Common Stock, no par value
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                            (Title of Class of Securities)

                                    89149V 10 6
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                                    (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                             Page 1 of 4 pages
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                             SCHEDULE 13G
-----------------------------           ---------------------------------------

CUSIP NO.         89149V 10 6           PAGE    2      OF      4      PAGES
         -----------------------             -------        --------

-----------------------------           ---------------------------------------

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  1    NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Julius J. Sparacino

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  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) /  /

                                                                   (b) /X/


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  3    SEC USE ONLY



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  4    CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.


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                         5    SOLE VOTING POWER

                                 1,826,721

                       --------------------------------------------------------
                         6    SHARED VOTING POWER
  NUMBER OF
   SHARES
BENEFICIALLY
 OWNED BY
   EACH                --------------------------------------------------------
 REPORTING               7    SOLE DISPOSITIVE POWER
  PERSON
   WITH                          1,826,721

                       --------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER


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  9                           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                              REPORTING PERSON


                                   1,826,721

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  10                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                              EXCLUDES CERTAIN SHARES*                      /X/



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  11                          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


                                   23.1%
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  12                          TYPE OF REPORTING PERSON*

                                   IN

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                  *SEE INSTRUCTION BEFORE FILLING OUT!

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ITEM 1 (a)     Name of Issuer: Total Control Products, Inc.

ITEM 1 (b)     Address of Issuer's Principal Executive Offices:

               2001 North Janice Avenue, Melrose Park, Illinois 60160

ITEM 2 (a)     Name of Person Filing:     Julius J. Sparacino

ITEM 2 (b)     Address of Principal Business Office, or, if none, Residence:

               117 Elmwood Terrace
               Elmhurst, Illinois 60126

ITEM 2 (c)     Citizenship:      U.S.

ITEM 2 (d)     Title of Class of Securities:

               Common Stock, no par value ("Shares")

ITEM 2 (e)     CUSIP Number:   89149V 10 6

ITEM 3         Not applicable.  (This Schedule is filed pursuant to Rule
               13d-1(c).)

ITEM 4         Ownership:

               The following information is provided as of December 31, 1997:

               (a)  Amount Beneficially Owned: 1,826,721 Shares.     This figure
                    excludes an aggregate of 285,000 Shares held by the reporting person's children, all of whom are adults who do not reside with the reporting person. The reporting person disclaims beneficial ownership of all Shares held by his adult children.

               (b)  Percent of Class:    23.1%, assuming there are 7,922,532
                    Shares outstanding as of December 31, 1997.

               (c) The reporting person has sole power to vote or direct the vote of 1,826,721 Shares and sole power to dispose or direct the disposition of 1,826,721 Shares and the reporting person has no power to vote or direct the vote of or dispose or direct the disposition of the 285,000 Shares held by his adult children.


                                   Page 3 of 4 pages
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ITEM 5         Ownership of Five Percent or Less of a Class:

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6         Ownership of More than Five Percent on Behalf of Another Person:

               Not applicable

ITEM 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
               Company:

               Not applicable.

ITEM 8         Identification and Classification of Members of the Group:

               Not applicable.

ITEM 9         Notice of Dissolution of Group:

               Not applicable.

ITEM 10        Certification:

               Not applicable.

SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                            February 6, 1998
                              -----------------------------------------------
                                                  Date

                                       /s/ Julius J. Sparacino
                              -----------------------------------------------
                                             Signature

                                           Julius J. Sparacino
                              -----------------------------------------------
                                                Name/Title


ATTENTION:     INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
               CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).


                                  Page 4 of 4 pages